UNITED STATES
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ADEONA PHARMACEUTICALS, INC.
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June 20, 2011

To Our Shareholders,

Since joining Adeona as Chairman and CEO about sixteen months ago, I believe our Company has achieved many significant milestones and is strategically in a strong operational position. One of our development programs reached its goal of establishing a major corporate collaboration, we completed and reported positive findings on our Alzheimer’s disease clinical study and have plans for its future development, our clinical reference laboratory achieved profitability, and our clinical programs targeting serious central nervous system diseases like multiple sclerosis have received large grant funding and continue to advance toward full patient enrollment.

In May 2010, we emerged from being a development stage company with the execution of a sublicense agreement with Meda AB for flupirtine for fibromyalgia in the U.S.  In addition to securing $2.5 million upfront, we are entitled to receive payments up to $15 million as well as royalties, if future milestones are met. Meda has assumed all future development costs and their 2010 Annual Report states that flupirtine is currently in Phase II development.

Recent top-line results and further subgroup analyses from our clinical study testing reaZin for the dietary management of zinc deficiency associated with Alzheimer’s disease demonstrated cognitive function trends favoring the reaZin group compared to the placebo group. These observations have led to the following plans for our Alzheimer’s clinical program: 1) we intend to make reaZin commercially available as a prescription medical food and 2) we intend to develop a proprietary zinc-based tablet (AEN-100) as a prescription drug by conducting a larger clinical trial under an Investigational New Drug application filed with the FDA. It is anticipated that the randomized, double-blind, placebo-controlled trial will enroll about 100 patients age 70 and over with mild to moderate Alzheimer’s who will be followed for about 12 months.

The quarter ended March 31, 2011 represented the first quarter that Adeona Clinical Laboratory became a profitable business subsidiary. Although it is not our core business, we feel this subsidiary makes us unique among biotech companies since we actually have a stream of recurring revenue coming into our Company and we have gained commercialization experience.

The Trimesta clinical trial for relapsing-remitting multiple sclerosis should fully enroll its 150 patients during the second half of 2011. This trial will follow all patients for two years with the goal of demonstrating a statistically significant reduction in the rate of relapse in the patients treated with Trimesta versus placebo. To date, the Trimesta program for multiple sclerosis has been reviewed and received about $8 million in grant funding from independent sources such as the National Multiple Sclerosis Society and the National Institutes of Health. In parallel, we are exploring new opportunities with the lead principal investigator to initiate another clinical trial to evaluate whether Trimesta has a beneficial effect on the cognitive loss observed in female multiple sclerosis patients.

Over the past year, we strategically positioned our Company to move forward by strengthening our management team and scientific advisory board. By prioritizing our clinical efforts, preserving our cash, and minimizing infrastructure and personnel in comparison to our industry peers, we believe our current cash position should meet our planned operating needs for at least the next 12 months.

Looking Forward

We will continue to focus our efforts on the goal of developing innovative medicines for serious central nervous system diseases and bringing in new programs that could add value to our Company. While we are mindful that there is still much to be done, your management team has made tremendous progress over the last sixteen months. We remain inspired by the realization that every patient managed or treated with our product candidates brings us one step closer to our goal of making a difference.

On behalf of all our associates, board directors, clinical investigators, patients and their families, thank you for your continued support.

Sincerely,

James S. Kuo, MD, MBA
President and Chief Executive Officer

This letter includes forward-looking statements on Adeona's current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes,“  and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding our plans for our clinical trials and our cash position meeting our needs. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure of Adeona's product candidates to be demonstrably safe and effective or successfully commercialized, a failure to initiate clinical trials and if initiated a failure to achieve the desired results, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, a failure of the company or its subsidiaries to become or remain profitable, a failure to receive royalty or milestone payments, our cash position being inadequate or our inability to obtain enough cash to fund our operations including research and development activities and other factors described in Adeona's report on Form 10-K for the year ended December 31, 2010, and any other filings with the SEC. The information in this letter is provided only as of the date written, and Adeona undertakes no obligation to update any forward-looking statements contained in this letter on account of new information, future events, or otherwise, except as required by law.